Exhibit 3.1.3



                            CERTIFICATE OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              CAPSTAR HOTEL COMPANY


                     ______________________________________

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware
                     ______________________________________


            CapStar Hotel Company, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

            FIRST: Article 6 of the Corporation's Amended and Restated Certificate of Incorporation, as amended on July 18, 1996 (the "Amended and Restated Certificate of Incorporation"), is hereby further amended to read in its entirety as set forth below:

            6.  Election of Directors; Classes. Members of the Board
                ------------------------------
            of Directors of the Corporation (the "Board") may be elected either by written ballot or by voice vote. The Board shall consist of a single class of Directors unless the By-laws of the Corporation shall provide for the Board to be divided into two or three classes, provided that in any event the Board may not be divided into more than three classes.

            SECOND: The foregoing amendment was duly adopted in accor-dance with Section 242 of the General Corporation Law of the State of Delaware.


            IN WITNESS WHEREOF, Paul W. Whetsell has caused this Certificate to be duly executed in its corporate named this 19th day of August, 1996.

                              CAPSTAR HOTEL COMPANY


                              By: /s/ Paul W. Whetsell
                                  -----------------------------------------
                                  President and Chief Executive Officer